Exhibit 99.1

LINCARE HOLDINGS INC. EXTENDS TERMS OF EMPLOYMENT AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

CLEARWATER, Fla., Feb. 10, 2012 (GLOBE NEWSWIRE) — Lincare Holdings Inc. (Nasdaq:LNCR) today announced that it has extended the terms of the employment agreements with its Chief Executive Officer, John P. Byrnes and its President and Chief Operating Officer, Shawn S. Schabel. The agreements provide for the continuation of each executive officer’s employment with the company through December 31, 2014. The employment agreements amend the previous agreements that were set to expire on December 31, 2012.

Lincare also announced that its Chief Financial Officer, Paul G. Gabos, has advised its Board of Directors that he will retire from the company at the end of 2012 upon the expiration of his current employment agreement. Mr. Gabos has been an employee of Lincare for nearly 20 years and has served as its Chief Financial Officer since 1997. The company has commenced an external search for a successor.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of respiratory therapy and other services to patients in the home. The Company provides services and equipment to more than 800,000 customers in 48 U.S. states and Canada.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and other third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operation of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in the filings of Lincare with the Securities and Exchange Commission.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this release.

CONTACT:	Paul G. Gabos

(727) 530-7700
Source: Lincare Holdings Inc.